Exhibit 99.1

For Immediate Release

Contact:	Deborah R. Gordon	Frances Doria
	Vice President, Investor Relations	Director, Investor Relations
	Hologic, Inc.	Hologic, Inc.
	(781) 999-7716	(781) 999-7377

HOLOGIC ANNOUNCES FIRST QUARTER

FISCAL 2009 OPERATING RESULTS

Strong First Quarter EPS and Adjusted EPS Despite a Challenging Economic Environment

BEDFORD, Mass. (February 2, 2009) - Hologic, Inc. (Hologic or the Company) (NASDAQ: HOLX), a leading developer, manufacturer and supplier of premium diagnostics, medical imaging systems and surgical products dedicated to serving the healthcare needs of women, today announced its results for the quarter ended December 27, 2008.

Highlights of the quarter include:

•	Revenues of $429.2 million.

•	First quarter 2009 net income was $48.0 million or $0.19 per diluted share, calculated in accordance with U.S. generally accepted accounting principles (GAAP).

•

First quarter 2009 non-GAAP adjusted net income was $80.2 million, or $0.31 per diluted share, and adjusted EBITDA (non-GAAP adjusted earnings before interest, taxes, depreciation and amortization) was $157.4 million. A reconciliation of GAAP to non-GAAP results is included as an attachment to this press release.

•	Term loan reduced from an initial balance of $540 million at July 24, 2008, to fund the Third Wave acquisition, to $436 million as of December 27, 2008 and further reduced to $377 million as of today.

First quarter fiscal 2009 revenues totaled $429.2 million, a 16% increase when compared to revenues of $371.4 million in the first quarter of fiscal 2008. The increase was primarily attributable to the inclusion of 13 weeks of revenues from the diagnostics, surgical and MammoSite product lines acquired in the merger with Cytyc Corporation on October 22, 2007, as compared to 10 weeks in the first quarter of fiscal 2008. Also contributing to the increase in revenues is a $12.5 million, or 34%, increase in service and other revenues primarily related to our Selenia full field digital mammography units sold, as well as revenues of $8.5 million from our acquisition of Third Wave in July 2008.

For the first quarter of fiscal 2009, Hologic reported net income of $48.0 million, or $0.19 per diluted share, compared with a net loss of $358.6 million, or $1.65 per diluted share, in the first quarter of fiscal 2008. Included in the first quarter of fiscal 2009 results were charges of $42.5 million and $2.1 million attributable to the amortization of intangibles relating to the Cytyc merger and the Third Wave acquisition, respectively, and $0.6 million attributable to the increase in cost of revenues relating to the write-up of Third Wave inventory to fair value. Also included were a full quarter of operating expenses of $11.4 million from Third Wave.

Included in the first quarter of fiscal 2008 results were charges relating to the Cytyc merger, consisting primarily of: $370.0 million attributable to acquired in-process research and development costs; $41.5 million attributable to the increase in cost of revenues relating to the write-up of inventory to fair market value; and $20.4 million attributable to the amortization of intangibles.

The Company’s non-GAAP adjusted net income for the first quarter of fiscal 2009 increased 34% to $80.2 million compared to $59.7 million in the first quarter of fiscal 2008. The Company’s fiscal 2009 first quarter non-GAAP adjusted net income primarily excludes a $50.1 million charge to costs and expenses to amortize the intangible assets acquired from Third Wave, Cytyc, AEG, BioLucent, Fischer, R2 and Suros. The Company’s fiscal 2008 first quarter non-GAAP adjusted net income primarily excludes: a $26.2 million charge to costs and expenses to amortize the intangible assets acquired from Cytyc, AEG, BioLucent, Fischer, R2 and Suros and the Cytyc merger-related costs described above.

Non-GAAP adjusted net income, non-GAAP adjusted earnings per diluted share (EPS), and adjusted EBITDA are non-GAAP financial measures. The Company’s definitions of these non-GAAP financial measures, and the reconciliations of these measures to the Company’s comparable GAAP financial measures for the first quarter of fiscal years 2009 and 2008, are set forth in the supplemental information attached to this press release. When analyzing the Company’s operating performance, investors should not consider these non-GAAP measures as a substitute for net income (loss) and earnings (loss) per share prepared in accordance with GAAP.

As of December 27, 2008, total backlog for all products was $339.0 million.

“As we stated in our preliminary earnings release on January 12, 2009, this year will be challenging for us, as many drivers of our business remain uncertain,” said Jack Cumming, Chairman and Chief Executive Officer. “We witnessed an unprecedented decline in demand for capital equipment at the end of the first quarter, which impacted sales of our Selenia digital mammography systems among our hospital customers. As such, we have implemented a series of measures to control expenses and protect our bottom line. Our focus continues to be on our three new products submitted to the FDA for approval and on our long-term goals. Finally, our cash flows from operations and balance sheet remain strong, which will help navigate us through this tumultuous period.”

First quarter revenue overview by segment:

•

Breast Health revenues, which include the Company’s Mammography, R2, Suros, Mammopad, DRC, AEG and MammoSite products, totaled $199.1 million for the first quarter of fiscal 2009 compared to $197.0 million for the same period in fiscal 2008. This increase was primarily due to an increase in service revenue related to our Selenia full field digital mammography systems sold in the current and prior periods and an increase in revenues from our Suros breast biopsy products. These increases were partially offset by fewer Selenia systems sold, resulting in a reduction in Selenia product revenues of approximately $13.2 million. We attribute this decline primarily to cost pressures faced by hospitals due to the worldwide economic instability which has resulted in longer sales cycles and delays in capital equipment purchases.

•

Diagnostics revenues, which include the Company’s ThinPrep products, Full Term Fetal Fibronectin test, and the recently acquired Third Wave products, totaled $134.6 million, including $8.5 million from Third Wave, for the first quarter of fiscal 2009. The operations of Third Wave also accounted for $16.6 million in costs and operating expenses. The Company recognized no revenues or expenses from Third Wave in the first quarter of fiscal 2008. Total Diagnostics revenues in the first quarter of fiscal 2008 were $100.3 million and included 10 weeks of revenues from the ThinPrep products and Full Term Fetal Fibronectin test as compared to 13 weeks in the current quarter.

•

GYN Surgical revenues, which include the Company’s NovaSure endometrial ablation system and the Adiana complete transcervical sterilization system which is under development, totaled $68.0 million for the first quarter of fiscal 2009 and $49.9 million for the first quarter of fiscal 2008. This segment contributed 13 weeks of revenue in the current quarter as compared to 10 weeks in the prior year.

•

Skeletal Health revenues, which include the Company’s osteoporosis assessment, mini C-arm and MRI product lines, increased to $27.5 million for the first quarter of fiscal 2009 from $24.3 million for the first quarter of fiscal 2008. This increase was primarily the result of increased system sales of the osteoporosis assessment and mini C-arm product lines.

Tomosynthesis Update and Pending PMA Approvals:

On July 30, 2008 we received a letter from the FDA requesting additional information in connection with our PMA application for our new 3-D full field digital mammography system (Selenia Dimensions Tomosynthesis system). We have since compiled the information and responded to the FDA. In addition, we have two other products, the Adiana transcervical sterilization system and two Third Wave HPV filings (CerVista HR and CerVista Genotyping), which are also being reviewed by the FDA. Since we do not directly control the timing of approval, we are unable to estimate with any certainty if or when we may begin to market these products in the U.S.

Financial Guidance:

Our guidance for fiscal 2009 has been revised from the initial fiscal 2009 guidance we issued on November 11, 2008, primarily related to our Breast Health segment, in response to the significant economic downturn principally in the United States, which has resulted in a decline in hospital spending. Hospital systems across the country have responded to tightening access to capital by restricting capital expenditures, implementing tight spending controls and reducing personnel. As a result, we have reassessed our original guidance for the year and second quarter of fiscal 2009 and provide an update below.

Our guidance for fiscal 2009 reflects our current core products and does not reflect any future revenue or earnings contributions from the U.S. market for any of the three products currently before the FDA awaiting PMA approval:

Fiscal 2009 (ending September 26, 2009):

•

Fiscal 2009 revenues are expected to be approximately $1.625 to $1.675 billion, driven primarily by an increase in revenues in our diagnostics segment, including the recently acquired Third Wave products, and from growth in our NovaSure product line, offset by anticipated decreases in our breast health segment, primarily related to our mammography product line including the Selenia full field digital system.

•

We expect non-GAAP adjusted EPS to be approximately $1.10 to $1.15. Included in this guidance are the full year results of Third Wave, excluding any U.S. contribution for FDA approval of the HPV PMA, which we expect to be dilutive to non-GAAP adjusted EPS by $0.12 per share.

Second Quarter Fiscal 2009 (Quarter ending March 28, 2009):

•	Second quarter fiscal 2009 revenues are expected to be approximately $400 million to $410 million.

•	We expect non-GAAP adjusted EPS to be approximately $0.26 to $0.28. This includes the results of Third Wave which we expect to be dilutive to non-GAAP adjusted EPS by $0.03 per share.

We may incur charges or realize gains in fiscal 2009 that could cause actual results to vary from the guidance above. In addition, we are continuing to monitor the effects of the U.S. and general worldwide economic conditions and related uncertainties, which, along with other uncertainties facing our business, could adversely affect our anticipated results.

Based on a combination of factors, including the deteriorating macro-economic environment, declines in the stock market and the decline in the price of the Company’s common stock, the Company has experienced a significant decline in its market capitalization. As a result, the Company has determined that an indicator of potential goodwill impairment is present for its first fiscal quarter. Accordingly, the Company has commenced performing a goodwill impairment analysis using the two-step approach as required under Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets.” The Company currently anticipates having such analysis completed no later than the end of its second fiscal quarter, March 28, 2009. In the event that the Company determines that its goodwill is impaired in whole or in part, a non-cash charge, which could be significant and would reduce reported GAAP net income and earnings per share for the second quarter of 2009 and fiscal year 2009, would be required. The non-cash charge, if any, would not impact the non-GAAP financial information presented in this release. A further discussion of our non-GAAP fiscal 2009 guidance is included in the attachment to this press release.

Stock Split:

The Company completed a two-for-one stock split, effected in the form of a stock dividend with a record date of March 21, 2008 and a payment date of April 2, 2008. The Company’s financial information in this press release retroactively reflects the stock split.

Conference Call and Webcast:

Hologic’s management will host a conference call on February 2, 2009 at 5:00 p.m. (Eastern) to discuss first quarter fiscal 2009 operating results. Interested participants may listen to the call by dialing 877-879-6174, or 719-325-4812 for international callers, and referencing code 5104110 approximately 15 minutes prior to the call. For those unable to participate in the live broadcast, a replay will be available one hour after the call ends through Friday, February 13, 2009, at 888-203-1112, or 719-457-0820 for international callers, access code 5104110. The Company will also provide a live webcast of the call on the investor relations page of the Company’s website at www.hologic.com/investor. A replay of the call will also be available on the investor relations page of the Company’s website at www.hologic.com/investor shortly after the completion of the live broadcast. A power point presentation related to the conference call will be posted after the close of the market on Monday, February 2, 2009, on the investor relations page of the Company’s website at www.hologic.com/investor.

About Hologic, Inc.:

Hologic, Inc. is a leading developer, manufacturer and supplier of premium diagnostics products, medical imaging systems and surgical products dedicated to serving the healthcare needs of women. Hologic’s core business units are focused on breast health, diagnostics, GYN surgical, and skeletal health. Hologic provides a comprehensive suite of technologies with products for mammography and breast biopsy, radiation treatment for early-stage breast cancer, cervical cancer screening, treatment for menorrhagia, osteoporosis assessment, preterm birth risk assessment, mini C-arm for extremity imaging and molecular diagnostic products including reagents for a variety of DNA and RNA analysis applications.

Hologic, Adiana, AEG, CerVista, Cytyc, BioLucent, FullTerm, MammoSite, Mammopad, NovaSure, R2, Suros, Selenia, Dimensions, ThinPrep and Third Wave and associated logos are trademarks and/or registered trademarks of Hologic, Inc. and/or its subsidiaries in the United States and/or other countries.

Forward-Looking Statement Disclaimer:

This News Release contains forward-looking information that involves risks and uncertainties, including statements regarding the Company’s plans, objectives, expectations and intentions. Such statements include, without limitation, statements regarding: the expected continued market challenges and the Company’s response to those challenges; the Company’s backlog and any implication that the Company’s backlog may be indicative of future sales; the Company’s expectations regarding product development and opportunities for growth; and the Company’s outlook and financial and other guidance. These forward-looking statements are based upon assumptions made by the Company as of the date hereof and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated.

The Company’s backlog consists of purchase orders for which delivery is scheduled within the next twelve months, as specified by the customer. In certain circumstances, orders included in backlog may be canceled or rescheduled by customers without significant penalty. Therefore, backlog as of any particular date should not be relied upon as indicative of the Company’s revenues for any future period.

Other risks and uncertainties that could adversely affect the Company’s business and prospects, and otherwise cause actual results to differ materially from those anticipated, include without limitation: the continued U.S. and general worldwide economic conditions and related uncertainties, including the recent global financial turmoil and associated economic downturn; the Company’s reliance on third party reimbursement policies to support the sales and market acceptance of its products, including the possible adverse impact of government regulation and changes in the availability and amount of reimbursement; the Company’s ability to integrate its acquisitions and business combinations effectively; uncertainties inherent in the development of new products and the enhancement of existing products, including FDA approval and/or clearance and other regulatory risks, technical risks, cost overruns and delays; the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; manufacturing risks, including the Company’s reliance on a single source of supply for key components, and the need to comply with especially high standards for the manufacture of many of its products; the Company’s ability to predict accurately the demand for its products, and products under development, and to develop strategies to address its markets successfully; the early stage of market development for certain of the Company’s products; the risk of adverse events and product liability claims; risks related to the use and protection of intellectual property; expenses and uncertainties relating to litigation; technical innovations that could render products marketed or under development by the Company obsolete; competition; general future legislative, regulatory, or tax changes; the risks of conducting business internationally, including the effect of exchange rate fluctuations on those operations; financing risks, including the Company’s obligation to meet financial covenants and payment obligations under the Company’s financing arrangements and leases; and the Company’s ability to attract and retain qualified personnel.

The risks included above are not exhaustive. Other factors that could adversely affect the Company’s business and prospects are described in the Company’s filings with the Securities and Exchange Commission. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

HOLOGIC, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands, except per share data)

ASSETS

	December 27, 2008	September 27, 2008
CURRENT ASSETS:
Cash and cash equivalents	$171,479	$95,661
Restricted cash	3,146	3,629
Accounts receivable, net	318,536	327,201
Inventories	181,396	174,667
Deferred income tax asset	51,863	53,660
Prepaid expenses and other current assets	20,399	38,760

Total current assets	746,819	693,578

Property and equipment, net	280,982	283,975
Intangible assets, net	2,579,198	2,629,651
Goodwill, net	4,455,108	4,450,496
Other assets, net	77,258	76,932

	$8,139,365	$8,134,632

LIABILITIES AND STOCKHOLDERS’ EQUITY

	December 27, 2008	September 27, 2008
CURRENT LIABILITIES:
Current portion of notes payable	$36,836	$38,480
Accounts payable	54,013	59,590
Accrued expenses	127,228	154,746
Deferred revenue	87,875	78,559
Deferred gain	9,500	9,500

Total current liabilities	315,452	340,875

Notes payable, net of current portion	409,424	437,420
Convertible debt	1,725,000	1,725,000
Deferred tax liabilities	924,950	920,838
Deferred revenue	9,939	10,777
Other long-term liabilities	58,003	57,453

Total long-term liabilities	3,127,316	3,151,488

STOCKHOLDERS’ EQUITY:
Common stock, $0.01 par value-Authorized - 750,000 shares Issued - 256,457 and 256,373 shares, respectively	2,565	2,564
Capital in excess of par value	4,861,804	4,853,837
Retained deficit	(169,651)	(217,644)
Accumulated other comprehensive income	3,312	4,945
Treasury stock, 214 shares, at cost	(1,433)	(1,433)

Total stockholders’ equity	4,696,597	4,642,269

	$8,139,365	$8,134,632

HOLOGIC, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended
	December 27, 2008	December 29, 2007
REVENUES	$429,233	$371,445

COSTS AND EXPENSES (1):
Cost of revenues	160,822	183,455
Cost of revenues – amortization of intangible assets	37,746	20,155
Research and development	23,793	20,147
Selling and marketing	65,708	56,986
General and administrative	34,805	34,334
Amortization of acquired intangible assets	12,638	6,249
Impairment of acquired intangible assets	—	2,900
Acquired in-process research and development	—	370,000

	335,512	694,226

Income (loss) from operations	93,721	(322,781)

Interest income	446	2,253
Interest and other expense, net	(21,491)	(31,675)

Income (loss) before provision for income taxes	72,676	(352,203)
Provision for income taxes	24,683	6,405

Net income (loss)	$47,993	$(358,608)

Net income (loss) per common and common equivalent share:
Basic	$0.19	$(1.65)

Diluted	$0.19	$(1.65)

Weighted average number of common shares outstanding:
Basic	256,212	216,882

Diluted	258,433	216,882

(1)	Stock-based compensation included in costs and expenses during the three months ended December 27, 2008 was $644 for cost of revenues, $1,325 for research and development, $1,571 for selling and marketing and $3,930 for general and administrative. Stock-based compensation included in costs and expenses during the three months ended December 29, 2007 was $725 for cost of revenues, $686 for research and development, $715 for selling and marketing and $5,457 for general and administrative.

Hologic, Inc. and Subsidiaries

Reconciliation of EPS, GAAP Net Income (Loss) to Non-GAAP Adjusted Net Income and to Adjusted EBITDA

(Unaudited)

(In thousands, except earnings per share)

	Three Months Ended December 27, 2008		Three Months Ended December 29, 2007
EARNINGS PER SHARE
GAAP earnings (loss) per share- Diluted	$0.19		$(1.65)
Adjustments to net income (loss) (as detailed below)	0.12		1.92

Non-GAAP adjusted earnings per share- Diluted	$0.31	(1)	$0.27	(1)

NET INCOME (LOSS)
GAAP net income (loss)	$47,993		$(358,608)
Adjustments:
Fair value write-up of acquired Third Wave and Cytyc inventory in fiscal 2009 and 2008, respectively	584		41,543
Amortization of intangible assets acquired since fiscal 2006	50,113		26,176
Stock-based compensation associated with the acceleration of vesting/modification of the terms of certain equity awards related to the Cytyc merger	—		4,925
Write-off of certain intangible assets acquired from Cytyc	—		2,900
Acquired in-process research and development related to the Cytyc merger	—		370,000
Income tax effect of reconciling items	(18,498	)(2)	(27,198	)(3)

Non-GAAP adjusted net income	$80,192		$59,738

EBITDA
Non-GAAP adjusted net income	$80,192
Interest expense, net	17,964
Provision for income taxes	43,181
Depreciation and amortization not adjusted above	16,068

Adjusted EBITDA	$157,405

EXPLANATORY NOTES:

(1)	Non-GAAP adjusted earnings per share was calculated based on 258,433 and 223,845 weighted average diluted shares outstanding for the three months ended December 27, 2008 and December 29, 2007, respectively.

(2)	To reflect an estimated effective tax rate of 35% on a non-GAAP basis.

(3)	To reflect an estimated effective tax rate of 36% on a non-GAAP basis.

Use of Non-GAAP Financial Measures:

The Company has presented the following non-GAAP financial measures in this press release: adjusted net income; adjusted EPS; and adjusted EBITDA. The Company defines its non-GAAP net income to exclude the non-cash amortization or impairment of intangible assets, which primarily relate to intangible assets acquired by the Company since 2006, other acquisition-related charges, such as charges associated with the write-off of acquired in-process research and development and the write-up of acquired inventory to fair market value, and other one-time, nonrecurring, unusual or unanticipated charges, expenses or gains. As set forth in the applicable reconciliation tables above, non-GAAP adjusted net income and non-GAAP adjusted EPS for the periods presented exclude the following items from GAAP net income and EPS: (i) non-cash expenses associated with the Company’s recent acquisitions, including the amortization and write-off of intangible assets, stock-based compensation expense associated with the termination of acquired employees, acceleration of the vesting or other modification of the terms of equity awards as a result of an acquisition, and the write-off of acquired research and development; (ii) the increase in cost of revenues resulting from the write-up of acquired inventory sold during the applicable period and (iii) restructuring charges. The Company’s non-GAAP adjusted EBITDA excludes from its GAAP net income (i) the items excluded in its calculation of adjusted net income, (ii) interest expense, net, (iii) provision for income taxes, and (iv) its depreciation and amortization expense not otherwise excluded in calculating its adjusted net income.

The Company believes the use of non-GAAP adjusted net income and non-GAAP EPS are useful to investors in comparing the results of operations in fiscal 2009 to the comparable period in fiscal 2008 by eliminating certain of the more significant effects of the acquisitions that took place since fiscal 2006. These measures also reflect how the Company manages the business internally and sets operational goals, and forms the basis of certain of its management incentive programs. In addition to the adjustments set forth in the calculation of its adjusted net income, its adjusted EBITDA eliminates the effects of financing, income taxes and the accounting effects of capital spending. As with the items eliminated in its calculation of adjusted net income, these items may vary for different companies for reasons unrelated to the overall operating performance of a company’s business. The items excluded in its calculation of its adjusted EBITDA presented herein are also excluded in the calculation of its adjusted EBITDA under its senior secured borrowing arrangements and used by the Company and its lenders in determining its compliance with its financial covenants under those arrangements. When analyzing the Company’s operating performance, investors should not consider these non-GAAP financial measures as a substitute for net income or EPS prepared in accordance with GAAP.

Non-GAAP Financial Guidance:

This press release also includes estimates of future non-GAAP adjusted earnings and earnings per share. Since we cannot predict with certainty the nature or the amount of GAAP charges that will be excluded in the calculation of these non-GAAP financial measures, such as future impairments of intangible assets, it is not practicable to estimate the comparable GAAP financial measures at this time.